Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	8:00 a.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Appoints Steven S. Diel as Chief Financial Officer

Diel Brings Over 25 Years of Financial, Strategy, Corporate Development, and operational Leadership Experience

Richmond, VA February 9, 2026 / BUSINESSWIRE
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Universal Corporation (NYSE: UVV) (“Universal” or the “Company”), a leading global business-to-business agriproducts company, today announced that Steven S. Diel, has been appointed Senior Vice President and CFO of Universal Corporation, effective April 1, 2026.
Mr. Diel brings over 25 years of experience in finance, corporate development, and business strategy expertise. Mr. Diel joined Universal Corporation in 2018 as Vice President of Business Development, where he led the Company’s financial planning and analysis and corporate development functions. In that role, he was responsible for acquisitions totaling more than $350 million that established the Company’s ingredients segment and gained a deep understanding of the Company’s tobacco and ingredients business and operations. His was recently promoted to Vice President and CFO of Universal Ingredients, which reflects the meaningful contributions he has made to the organization throughout his tenure, as well as his expertise in combining financial discipline with operational and strategic insight.
“Steve is a trusted Universal leader with significant financial expertise, a strong command of our business, and a proven record of strategic execution,” said Preston D. Wigner, Chairman, President, and Chief Executive Officer of Universal. “His appointment as CFO reflects our confidence in his ability to lead our global finance organization, strengthen enterprise performance, and drive long-term value creation. I look forward to partnering with Steve as he steps into this role and helps accelerate our strategy and unlock additional value for our shareholders.”
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Universal Corporation

“I am honored to become the CFO of Universal and look forward to building on the strength of our finance organization and supporting the continued execution of our strategy,” said Mr. Diel. “I have seen firsthand the talent, discipline, and commitment that power Universal’s global finance teams and drive results across our business. I look forward to partnering with Preston, executive management, the Board, and our finance teams around the world to advance our momentum as a global agriproducts leader.”
As announced in July 2025, Johan C. Kroner, the Company’s current Senior Vice President and CFO, will remain a Senior Vice President of the Company until July 1, 2026, serving as an advisor to Mr. Wigner and supporting a smooth CFO transition with Mr. Diel.
Mr. Wigner stated, “I deeply appreciate Johan’s continued support during his tenure and wish him all the best in his well-deserved retirement.”
About Steven S. Diel
Mr. Diel joined Universal in 2018 as Vice President of Business Development, where he led the Company’s financial planning and analysis and corporate development functions. Effective January 1, 2026, Mr. Diel was appointed Vice President and CFO of Universal Ingredients.
Prior to joining Universal, he served in senior finance and corporate development roles with several public and private companies. Mr. Diel served as CFO of a privately held company, where he led the finance team and various administrative functions. He also served as Senior Manager of Financial Planning & Analysis at Chicago Bridge & Iron Company N.V., Director of Global Strategy, Mergers and Acquisitions and other finance and corporate development roles at Ashland, Inc., Nexeo Solutions, LLC, and World Kinect Corporation. He currently serves as Chairman of the Board of the Better Business Bureau of Central Virginia. Mr. Diel holds an MBA from Indiana University and a Bachelor of Science from Eastern Illinois University.
About Universal Corporation
Universal Corporation (NYSE: UVV) is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.
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